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                        SUBSIDIARIES OF THE REGISTRANT

The companies listed below are all of the subsidiaries of ACR Group, Inc. as of February 29, 1996. All of the companies are wholly-owned.


          Name of Subsidiary                     State of Incorporation
  -------------------------------------          ----------------------
           ACR Supply, Inc.                              Texas
          Total Supply, Inc.                             Texas
         Valley Supply, Inc.                             Texas
   Heating and Cooling Supply, Inc.                      Nevada
  Time Energy Systems Southwest, Inc.                    Texas
       Ener-Tech Industries, Inc.                      Tennessee
      Florida Cooling Supply, Inc.                       Texas
       Sunbelt Warranty, Inc.                            Texas